Exhibit 4.27.8

Appendix No. 5
to Agreement dated January 01, 2006.

Acceptance Act for Services Rendered
Under Contract No. UF/D-MRK-01/03 dated  August 1, 2003 (as amended by Agreement dated January 1, 2006) between OJSC “Rostelecom” and OJSC “Uralsvyazinform”

This Act is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by General Director Dmitry Yevgenievich Yerokhin authorized to act by Charter on the one part, and , hereinafter referred to as “Operator” represented by Open Joint Stock Company “Uralsvyazinform”, hereinafter referred to as the “Operator”, represented by General Director Anatoliy Yevgenievich Ufimkin, authorized to act by Charter, hereinafter altogether referred to as the “Parties”, confirming the following services rendered by Operator to Rostelecom:

Ref.		Basis for the calculation of the service cost		Service Tariff,	Service Cost inc.	Including VAT,
No.	Service Description	Title	Value	rubles/pcs	VAT, rubles	rubles
1	2	3	4	5	6	7
1	Services, stipulated by para. 2.1. of the Agreement:	Revenue earned
1.1	COLLECTING SUBSCRIBER PAYMENTS, % of the accrued income	Revenue earned		6.25%
1.2	CLAIMING AND ACTION PROCEEDINGS, % of the accrued income	Revenue earned		2.5%
1.3	Information services for users, in RUR/min	Outgoing long distance traffic volume, in min		RUR 0.05/min.
TOTAL under Paragraph 2.1 of the Agreement
2	Services, stipulated by para. 2.1. of the Agreement:
2.1	The provision of services for the call of the subscriber processing when providing the access to ld/intern. telecommunication services through the delay and immediate systems of servicing	Outgoing long distance traffic volume using instant and order servicing system, in min.		RUR 11.43/min
2.2	Billing processing of telecommunications	Outgoing long distance traffic volume, in min.		RUR .075/min
2.3	Forming, printing, storing, making account copies	Outgoing long distance traffic volume, in min		RUR .04/min.
2.4	Forming, printing, storing, making copies of invoices, acceptance certificates, signing up	Outgoing long distance traffic volume, in min		RUR .063/min.

the acts of reconciliation the payments with clients
2.5	Preparation of the reporting forms	Number of sets	RUR 843 727/set
2.6	Delivery of the documents	Outgoing long distance traffic volume, in min	RUR .025/min.
TOTAL under Paragraph 2.2 of the Agreement
3	TOTAL under the Agreement

The cost of services is ______________, including VAT __________________.

The services were presented properly and according to Agreement terms.

OAO Rostelecom:	OAO Uralsvyazinform:

General Director	General Director
OAO Rostelecom	OAO Uralsvyazinform:

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin
11.03.2006	11.03.2006
Seal here	Seal here